Exhibit 99.1

POTBELLY CORPORATION APPOINTS NEW CHIEF FINANCIAL OFFICER

Chicago, IL April 8, 2015 – Potbelly Corporation (NASDAQ: PBPB) today announced the appointment of Michael Coyne as its new Chief Financial Officer, effective May 1, 2015. Mr. Coyne will oversee all financial functions and will also be charged with positively impacting Potbelly’s analytical, productivity, and risk assessment capabilities.

“We are excited to have an executive of Mike’s caliber join the Potbelly Nation,” said Aylwin Lewis, Chairman and Chief Executive Officer of Potbelly. “Mike has a strong track record as an operational and financial executive. His personal integrity and experience make him a strong cultural fit for our company and an outstanding addition to our management team. His extensive experience running a business with full general management responsibilities will enable Mike to make significant contributions over time as we continue to execute the Potbelly growth strategy.”

Mr. Coyne assumes his new role with nearly 30 years of experience in a number of leadership positions across a variety of top tier companies. Most recently, Mr. Coyne served as Senior Vice President, Small Business at CNA Financial Corporation, and prior to that served as divisional Chief Financial Officer of CNA’s Property & Casualty Operations business. Prior to CNA, Mr. Coyne spent seven years at Sears Holdings Corporation, culminating as Vice President and Treasurer. Mr. Coyne also held various financial roles at Schering-Plough Corporation.

Mr. Coyne, a Certified Public Accountant, began his career with Ernst & Young. He completed his undergraduate work at the University of Illinois, and received an MBA from the J. L. Kellogg Graduate School of Management at Northwestern University.

About Potbelly

Potbelly Corporation is a fast growing neighborhood sandwich concept offering toasty warm sandwiches, signature salads and other fresh menu items served by engaging people in an environment that reflects the Potbelly brand. Our Vision is for our customers to feel that we are their “Neighborhood Sandwich Shop” and to tell others about their great experience. Our Mission is to make people really happy and to improve every day. Our Passion is to be “The Best Place for Lunch.” The Company owns and operates over 300 shops in the United States and the District of Columbia and our franchisees operate over twenty shops domestically and in the Middle East. For more information, please visit our website at www.potbelly.com.

Contact:	Investor Relations

Investors@Potbelly.com

312-428-2950